Filed pursuant to Rule 424(b)(2)
Registration No. 33-132747

Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors

UBS AG, Jersey Branch

February 28, 2007

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

Product Supplement
Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors

UBS AG from time to time may offer and sell yield optimization notes with contingent protection, which we refer to as the “Notes.” This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the underlying common stock of a specific underlying company (the “underlying stock”), and the specific manner in which such Notes may be offered, will be described in a free writing prospectus and a pricing supplement to this product supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the free writing prospectus or pricing supplement, include the following:

Issuer (Booking Branch):	UBS AG (Jersey Branch)

Coupon:	We will pay you interest during the term of the Notes, quarterly in arrears, at the rate per annum set forth in the applicable pricing supplement.

Payment at Maturity:	At maturity, you will receive:

•

An amount in cash equal to your principal amount, if the closing price of the applicable underlying stock never falls below a specified price (the “trigger price”) on any trading day during a specified period (the “observation period”);

or

•

One share of the applicable underlying stock for each Note you own, if the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period.

The Notes are not fully principal protected. If you receive shares of the underlying stock at maturity, the value of those shares may be worth less than your principal.

No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-10 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The Notes are classified by UBS as an Optimization Solution for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated February 28, 2007

ADDITIONAL INFORMATION ABOUT THE YIELD OPTIMIZATION NOTES WITH CONTINGENT PROTECTION

You should read this product supplement together with the propspectus dated March 27, 2006, relating to our Medium Term Notes, Series A, of which the Notes are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 00011144446.

INDEX

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-9
Risk Factors	PS-10
Valuation of the Notes	PS-16
General Terms of the Notes	PS-17
Use of Proceeds and Hedging	PS-28
Supplemental U.S. Tax Considerations	PS-29
ERISA Considerations	PS-35
Supplemental Plan of Distribution	PS-36

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. Prior to the date on which an offering of Notes is priced, or the “trade date”, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying stock or stocks as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying stock or stocks and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean yield optimization notes with contingent protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Notes.

What Are the Yield Optimization Notes with Contingent Protection?

Yield Optimization Notes with Contingent Protection, or the “Notes”, are medium-term notes issued by UBS AG, the return on which is linked to the performance of the common stock of a specific underlying company (the “underlying stock”) during a specified observation period. The “observation period” will commence on the trade date and end on, and include, a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein), or the “final valuation date”).

Regardless of how the applicable underlying stock performs, for each offering of the Notes in which you invest, we will pay you interest during the term of the Notes, quarterly in arrears, at the rate per annum set forth for such offering of the Notes in the applicable pricing supplement.

At maturity, for the applicable offering of the Notes in which you invest, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you one share of the applicable underlying stock for each Note you own. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether you receive cash or shares of the underlying stock at maturity will depend upon the closing price of the applicable underlying stock and if the closing price ever falls below a specified trigger price during the observation period. The closing price of the underlying stock will be observed each trading day during the observation period.

At maturity, for the applicable Notes in which you invest and that you own at maturity, you will receive:

•

Cash—If the closing price of the applicable underlying stock has never fallen below the trigger price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying stock.

Or

•

Shares of underlying stock—If the closing price of the applicable underlying stock has fallen below the trigger price on any trading day during the observation period, we will deliver to you one share of the underlying stock, subject to antidilution adjustments as described herein, for each Note you own. If the market price of the underlying stock on the maturity date is less than the price of the underlying stock on the trade date (the “initial price”), the shares you receive will be worth less than the principal amount of your Notes. If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive will be worth more than the principal amount of your Notes.

Coupon payments will be made regardless of the performance of the underlying stock.

The applicable pricing supplement will specify the underlying stock, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the initial price and the trigger price.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying stock and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying stock to which such offering is linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms of each Note will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, including any free writing prospectus, should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

•

Enhanced Coupon Payment—For each offering of the Notes in which you invest, you will receive interest on the principal amount, at a rate per annum set forth for such offering of the Notes in the applicable pricing supplement, regardless of the performance of the applicable underlying stock. Coupon payments are designed to compensate you for the risk that the Notes are not fully principal protected and that we may deliver to you shares of the underlying stock at maturity that are worth less than your principal, as described below.

•

Contingent Principal Protection—The contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price and you hold the Notes to maturity.

•

If the underlying stock never closes below the trigger price, we will pay you an amount in cash at maturity equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

•

If the closing price of the underlying stock falls below the trigger price and contingent protection is eliminated, we will deliver to you shares of the underlying stock at maturity instead of cash. If the market price on the maturity date is less than the initial price of the underlying stock, the shares of the stock you receive will be worth less than the principal amount of your Notes. If the market price on the maturity date is above the initial price of the underlying stock, the shares of stock you will receive at maturity will be worth more than the principal amount of your Notes.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

•

Risk of Loss of Contingent Protection—Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

•

Single Stock Risk—The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•

Owning the Notes is not the same as owning the underlying stock—The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation. You will only participate in the appreciation of the underlying stock to the extent that the market price of the applicable underlying stock on the maturity date is greater than the initial price and the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period.

•

No listing—No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

The Notes may be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

•	You have a moderate to high risk tolerance.

•	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.

•

You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes, and you are aware that UBS and its affiliates may have recently published research that may be inconsistent with an investment in the Notes.

•	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.

•	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.

•	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.

•	You are willing to invest in the applicable Notes based on the anticipated coupon range set forth in the applicable pricing supplement (the actual coupon rate will be determined on the trade date).

•	You are willing to hold the Notes to maturity.

The Notes may not be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

•	You seek an investment that is 100% principal protected.

•	You are not willing to receive shares of the applicable underlying stock at maturity.

•	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.

•	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.

•	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.

•	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

•	You are unable or unwilling to hold the Notes to maturity.

•	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

•

Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

•

Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

•

Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

•	Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-29.

The terms of the Notes require (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) that you treat your Notes for tax purposes as consisting of two components:

1)	A debt instrument issued by us; and

2)	A contingent forward contract relating to the underlying stock, which you entered into with us on the trade date as part of your initial investment in the Notes.

Under this tax treatment, the interest paid in respect of each offering of the Notes is divided into two components for tax purposes, the debt component and the contract component, as set forth in the applicable pricing supplement.

1)	Debt component—The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes.

2)	Contract component—The contract component is generally not taxed until sale or maturity. At maturity, the contract component is taxed:

	•	as a short-term capital gain if principal is repaid in cash; or

	•	as a reduction of the cost basis if shares are delivered.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of initial price)
Principal amount:	$50 per Note (set equal to the initial price)
Annualized dividend yield:	1%

*	The actual coupon and terms for each Note will be set on the trade date.

Scenario #1:	The closing price of the stock never falls below the trigger price of $37.50 during the term of the Notes.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the observation period, principal is protected and you receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$ 50.00
Coupons:	5.00	($1.25 Í 4 = $5.00)

Total	$ 55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$ 50.00
Coupons:	5.00	($1.25 Í 4 = $5.00)

Total	$ 55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2:	The closing price of the stock falls below the trigger price of $37.50 during the term of the Notes.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Note at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$ 35.00
Coupons:	5.00	($1.25 Í 4 = $5.00)

Total	$ 40.00
Total return on the Notes:	–20%

In this example, the total return on the Notes is a loss of 20%, while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$ 42.00
Coupons:	5.00	($1.25 Í 4 = $5.00)

Total	$ 47.00
Total return on the Notes:	–6%

In this example, the total return on the Note is a loss of 6%, while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$ 55.00
Coupons:	5.00	($1.25 Í 4 = $5.00)

Total	$ 60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20%, while the total return on the stock is 11% (including dividends).

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash or stock payment that could be delivered for each of your Notes on the stated maturity date, based on a range of hypothetical initial prices and closing prices of the underlying stock and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the underlying stock on the final valuation date or dates or on any trading day during the observation period could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing prices for the underlying stock that may not be achieved on the applicable final valuation date or dates or on any trading day during the observation period and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest directly in the applicable underlying stock. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the applicable underlying stock:

•

the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the applicable underlying stock during the term of the Notes, and not on whether the closing price of the underlying stock has fallen below the trigger price on any trading day during the observation period;

•	the return could include substantial dividend payments, which you will not receive as an investor in the Notes; and

•	an investment directly in the applicable underlying stock is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-10 of this product supplement.

We cannot predict the closing prices of the underlying stock or, therefore, whether the closing price of the underlying stock will fall below the trigger price on day trading during the observation period. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the applicable underlying stock.

Risk Factors

The return on the Notes is linked to the performance of the applicable underlying stock. Investing in the Notes is not equivalent to investing directly in the applicable underlying stock. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

The Notes do not guarantee any return of principal at maturity; you may receive shares of the underlying stock worth less than 100% of your principal if the closing price of the applicable underlying stock falls below the specified trigger price on any trading day during the observation period.

The Notes combine features of equity and debt. The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity in cash if the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period. In that event, we will deliver to you at maturity one share of the applicable underlying stock for each Note you own. The shares of underlying stock you receive may have a market value of less than 100% of the principal amount of your Notes and you will be exposed to the full downside risk of the applicable underlying stock. Accordingly, if the price of the applicable underlying stock falls below the trigger price on any trading day during the observation period and the market price on the maturity date is below the initial price of the underlying stock, you will receive shares of the underlying stock worth less than the principal amount of your Notes or that may be worthless. Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and you hold your Notes to maturity. See “General Terms—Payment at Maturity” on page PS-17.

The respective issuer of the underlying stock — and thus the underlying stock — is subject to various market risks.

The respective issuer of the underlying stock (the “underlying stock issuer”) is subject to various market risks. Consequently, the underlying stock may fluctuate depending on the respective markets in which the respective underlying stock issuer operates. Market forces outside of our control could cause the underlying stock to fall below the trigger price during the observation period. The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying stock issuer and the stock to which the Notes we offer are linked.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the applicable underlying stock on any day, and whether the closing price of the applicable underlying stock has previously fallen below the trigger price on any day during the observation period, will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

Risk Factors

•	the frequency and magnitude of changes in the closing price of the applicable underlying stock (volatility);

•

the dividend rate paid on the underlying stock (while not paid to holders of the Notes, dividend payments on the applicable underlying stock may influence the closing price of the applicable underlying stock and the market value of options on the applicable underlying stock and therefore affect the market value of the Notes);

•	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

•	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the closing price of the applicable underlying stock and stock markets generally;

•	interest and yield rates in the market;

•	the time remaining to the maturity of the Notes; and

•	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

Owning the Notes is not the same as owning the applicable underlying stock.

The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in any stock appreciation in these circumstances to the extent that the market price of the underlying stock on the maturity date is greater than the initial price.

You will not receive dividend payments on, or have shareholder rights in, the applicable underlying stock.

You will not receive any dividend payments or other distributions on the applicable underlying stock. As an owner of the Notes, you will not have voting rights or any other rights that holders of the applicable underlying stock may have.

You have limited antidilution protection.

Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered (in the event that the closing price of the underlying security falls below the trigger price) for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should refer to “General Terms of the Notes—Antidilution Adjustments” on page PS-20 and “General Terms of the Notes—Role of Calculation Agent” on page PS-27 for a description of the items that the calculation agent is responsible to determine.

Risk Factors

Historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Notes.

The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock. As a result, it is impossible to predict whether the closing price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

There may not be an active trading market in the Notes—sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will not receive principal protection.

Trading and other transactions by UBS or its affiliates in the applicable underlying stock, or futures or options or other derivative products on the applicable underlying stock, may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-28, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the applicable underlying stock, futures or options on the applicable underlying stock or other derivative instruments with returns linked or related to changes in the performance of the applicable underlying stock, and we may adjust these hedges by, among other things, purchasing or selling the applicable underlying stock, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the closing price of the applicable underlying stock and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the applicable underlying stock and other investments relating to the applicable underlying stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the applicable underlying stock and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable underlying stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

Risk Factors

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the underlying stock to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the applicable underlying stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the applicable underlying stock, could be adverse to such holders’ interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the applicable underlying stock issuer, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the applicable underlying stock and, therefore, the market value of the Notes.

UBS and its affiliates have no affiliation with any of the issuers of applicable underlying stock and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the respective issuer of the underlying stock in any way and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding the underlying stock. If any underlying stock issuer discontinues or suspends public disclosure regarding the underlying stock, it may become difficult to determine the market value of the Notes and the payment at maturity. The calculation agent may designate successor underlying stock in its sole discretion. If the calculation agent determines in its sole discretion that no successor underlying stock comparable to the applicable underlying stock exists, the payment you receive at maturity will be determined by the calculation agent in its sole discretion. See “General Terms of the Notes—Market Disruption Event” on page PS-19 and “General Terms of the Notes—Role of Calculation Agent” on page PS-27. The respective underlying stock issuer is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying stock issuer and the applicable underlying stock from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying stock issuer or the applicable

Risk Factors

underlying stock. You, as an investor in the Notes, should make your own investigation into the respective underlying stock issuer and the applicable underlying stock for your Notes.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing price on any trading day has fallen below the applicable trigger price and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page PS-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the applicable underlying stock has occurred or is continuing on a day when the calculation agent will determine the closing price of the applicable underlying stock. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the maturity date if a market disruption event occurs on the final valuation date or dates.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date or dates will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of the applicable underlying stock on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date or dates be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date or dates is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the applicable underlying stock is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the applicable underlying stock that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes-Market Disruption Event” on page PS-19.

An investment in the Notes may be subject to risks associated with non-U.S. securities markets.

The underlying stock to which your Notes may be linked may be issued by a foreign company. An investment in securities linked to the value of foreign equity securities involves particular risks. Generally, foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions

Risk Factors

applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a foreign country or exchange. Any underlying stock that is issued by a foreign company will be specified in the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement for the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

Valuation of the Notes

Each offering of the Notes is linked to the performance of a different underlying stock and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the underlying stock to which such offering is linked and will not depend on the performance of any other offering of the Notes.

At maturity. Your cash payment or receipt of stock at maturity is based on the closing price of the underlying stock during the term of the Notes and on whether the closing price of the underlying stock has fallen below the specified trigger price on any trading day during the observation period, as described under “General Terms of the Notes—Payment at Maturity.”

Prior to maturity. Regardless of how the applicable underlying stock performs, we will pay you interest during the term of the Notes, quarterly in arrears, at the rate per annum set forth in the applicable pricing supplement.

You should understand that the market value of your Notes prior to maturity will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Generally, we expect that the closing price of the applicable underlying stock on any day, and whether the closing price of the applicable underlying stock had previously fallen below the trigger price any day during the observation period, will affect the market value of your Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, the expected volatility of the applicable underlying stock price, supply and demand for your Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-10 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in equal quarterly installments during the term of the Notes on an unadjusted basis. The applicable pricing supplement will set forth the dates on which coupons will be paid on the Notes.

Denominations

For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount. The applicable pricing supplement will specify the principal amount for your Notes, which will be fixed at the initial price of the applicable underlying stock.

Payment at Maturity

At maturity, for the applicable offering of the Notes in which you invest, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you one share of the applicable underlying stock for each Note you own. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether (as determined on the trade date) you receive at maturity cash or shares of the underlying stock will depend upon the closing price of the applicable underlying stock and whether that closing price ever falls below a specified trigger price during the observation period. The closing price of the underlying stock will be observed each trading day during the observation period.

At maturity, for the applicable Notes in which you invest and that you own at maturity, you will receive:

•

Cash—If the closing price of the applicable underlying stock has never fallen below the trigger price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying stock.

Or

•

Shares of underlying stock—If the closing price of the applicable underlying stock has fallen below the trigger price on any trading day during the observation period, we will deliver to you one share of the underlying stock, subject to antidilution adjustments as described herein, for each Note you own. If the market price of the underlying stock on the maturity date is less than the price of the underlying stock on the trade date (the “initial price”), the shares you receive will be worth less than the principal amount of your Notes. If the market price of the underlying

General Terms of the Notes

stock on the maturity date is greater than the initial price, the shares you receive will be worth more than the principal amount of your Notes.

Coupon payments will be made regardless of performance of the underlying stock.

The applicable pricing supplement will specify the underlying stock, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the initial price and the trigger price.

We may issue separate offerings of the Notes that are identical in all respects, except that such offering is linked to the performance of a different underlying stock and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying stock to which such offering is linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless. The Notes are not sponsored, endorsed, sold or promoted by the issuer of the underlying stock, and investing in the Notes is not equivalent to investing directly in the underlying stock.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before the specified maturity date does not qualify as the final valuation date or dates as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the fifth business day following such final valuation date or dates. The calculation agent may postpone the final valuation date or dates—therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to an interest payment date for the Notes will be the business day prior to the interest payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 p.m., New York City time, on that day.

Final Valuation Date

The final date or dates for your Notes will be the date or dates specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date or dates for the Notes be postponed by more than ten business days.

The postponement of the final valuation date for one offering of the Notes will not affect the final valuation date for any other offering of the Notes.

General Terms of the Notes

Closing Price

Unless otherwise specified in the applicable pricing supplement, the closing price of the underlying stock on any day will be determined based on the closing sale price or last reported sale price, regular way, for the applicable underlying stock on a per-share basis on the principal national securities exchange on which such underlying stock is listed for trading on such day. In the event that the underlying stock ceases to be so listed, the closing price of the underlying stock will be the average, as determined by the calculation agent in its sole discretion, of the bid prices for the underlying stock obtained from as many dealers in the underlying stock selected by the calculation agent (which may include the calculation agent or any affiliate of the calculation agent or of the issuer of the underlying stock) as will make such bid prices available to the calculation agent (provided that the number of such dealers need not exceed three).

Market Disruption Event

The calculation agent will determine whether the closing price of the applicable underlying stock has fallen below the trigger price during the observation period for each offering of the Notes. As described above, the final valuation date for any offering of the Notes may be postponed, and thus the determination of whether the closing price for the underlying stock has fallen below the trigger price may be postponed, if the calculation agent determines that, during the observation period or on the final valuation date for an offering of the Notes, a market disruption event has occurred or is continuing for any offering of the Notes. If such a postponement occurs, the calculation agent will use the closing price of the applicable underlying stock on the first trading day on which the closing price is observable and no market disruption event occurs or is continuing with respect to that offering. In no event, however, will the determination of the closing price for the underlying stock of any offering of the Notes be postponed by more than ten business days.

If the determination of the closing price for the underlying stock of an offering of the Notes is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the closing price for the underlying stock of that offering of the Notes will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price for the underlying stock of that offering of the Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular offering of the Notes:

•

a suspension, absence or material limitation of trading in the applicable underlying stock in their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable underlying stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	the applicable underlying stock does not trade on what was, on the trade date, the primary market for the applicable underlying stock, as determined by the calculation agent in its sole discretion; or

•

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

General Terms of the Notes

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading in the applicable underlying stock in their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the applicable underlying stock.

For this purpose, for any offering of the Notes, an “absence of trading” in the primary securities market on which option or futures contracts related to the applicable underlying stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Notes, a suspension or limitation of trading in option or futures contracts related to the applicable underlying stock, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, related to the applicable underlying stock in the primary market for those contracts.

A market disruption event for one offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Antidilution Adjustments

For any offering of the Notes, the number of shares of underlying stock that may be required to be delivered at maturity in the event that the closing price of the applicable underlying stock has fallen below the applicable trigger price on any trading day during the observation period is subject to adjustments by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors-You have limited antidilution protection” on page PS-11.

How Adjustments will be made

If one of the events described below occurs with respect to your offering of the Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the applicable underlying stock, the calculation agent will calculate such corresponding adjustment to the number of shares of underlying stock that may be required to be delivered at maturity as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the number of shares of underlying stock per Notes will be doubled. The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger of the respective issue of the underlying stock. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the number of shares of underlying stock.

General Terms of the Notes

If more than one event requiring adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the number of shares of underlying stock that may be required to be delivered at maturity for the first event, the calculation agent will adjust the number of shares of underlying stock for the second event, applying the required adjustment to the number of shares of underlying stock as already adjusted for the first event, and so on for any subsequent events.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

•

a subdivision, consolidation or reclassification of the applicable underlying stock or a free distribution or dividend of shares of the applicable underlying stock to existing holders of the applicable underlying stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of the applicable underlying stock of:

additional shares of the underlying stock,

other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the issuer of the applicable underlying stock equally or proportionately with such payments to holders of the applicable underlying stock, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;

•	the declaration by the applicable underlying stock issuer of an extraordinary or special dividend or other distribution whether in cash or additional shares of the underlying stock or other assets;

•	a repurchase by the applicable underlying stock issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	a consolidation of the applicable underlying stock issuer with another company or merger of the applicable underlying stock issuer with another company; and

•	any other similar event that may have a diluting or concentrative effect on the theoretical value of the applicable underlying stock.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split.

General Terms of the Notes

If the applicable underlying stock is subject to a stock split, then the calculation agent will adjust the number of shares of the applicable underlying stock to equal the sum of the prior number of shares of the underlying stock per Notes—i.e., the number of shares of the applicable underlying stock before that adjustment—plus the product of (1) the number of new shares issued in the stock split with respect to one share of the applicable underlying stock and (2) the prior number of shares of the applicable underlying stock.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the applicable underlying stock is subject to a reverse stock split, then the calculation agent will adjust the number of shares of the applicable underlying stock to equal the product of the prior number of shares of the underlying stock and the quotient of (1) the number of shares of the applicable underlying stock outstanding immediately after the reverse stock split becomes effective and (2) the number of shares of the applicable underlying stock outstanding immediately before the reverse stock split becomes effective.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the applicable underlying stock is subject to a stock dividend payable in shares of the applicable underlying stock, then the calculation agent will adjust the number of shares of the applicable underlying stock to equal the sum of the prior number of shares of the applicable underlying stock plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the applicable underlying stock and (2) the prior number of shares of the applicable underlying stock.

Other Dividends and Distributions

The number of shares of applicable underlying stock for a particular offering of the Notes will not be adjusted to reflect dividends or other distributions paid with respect to the applicable underlying stock, other than:

•	stock dividends described above;

•	issuances of transferable rights and warrants with respect to the applicable underlying stock as described in “—Transferable Rights and Warrants” below;

•	distributions that are spin-off events described in “—Reorganization Events” beginning on page PS-20; and

•	extraordinary dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the applicable underlying stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the applicable underlying stock by an amount equal to at least 10% of the closing price of the applicable underlying stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the applicable underlying stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs with respect to the applicable underlying stock, the calculation agent will adjust the number of shares of the applicable underlying stock to equal the product of (1) the prior

General Terms of the Notes

number of shares of the applicable underlying stock and (2) a fraction, the numerator of which is the closing price of the applicable underlying stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The extraordinary dividend amount with respect to an extraordinary dividend for the applicable underlying stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per underlying stock minus the amount per underlying stock of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable underlying stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the applicable underlying stock that is a dividend payable in applicable underlying stock that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the applicable underlying stock that is also an extraordinary dividend, will result in an adjustment to the number of applicable underlying stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective issuer of the underlying stock issues transferable rights or warrants to all holders of the applicable underlying stock to subscribe for or purchase such underlying stock at an exercise price per share that is less than the closing price of such underlying stock on the business day before the ex-dividend date for issuance, then the number of shares of the applicable underlying stock will be adjusted by multiplying the prior number of shares of the applicable underlying stock by the following fraction:

•

the numerator will be the number of shares of the applicable underlying stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the underlying stock offered for subscription or purchase under those transferable rights or warrants; and

•

the denominator will be the number of shares of the applicable underlying stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of underlying stock offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

Reorganization Events

For any offering of the Notes, each of the following is a reorganization event:

•	the applicable underlying stock is reclassified or changed;

•

the respective issue of the underlying stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding applicable underlying stock is exchanged for or converted into other property;

•	a statutory share exchange involving outstanding applicable underlying stock and the securities of another entity occurs, other than as part of an event described above;

General Terms of the Notes

•	the respective issuer of the underlying stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•

the respective issuer of the underlying stock effects a spin-off, that is, issues to all holders of the applicable underlying stock equity securities of another issuer, other than as part of an event described above; or

•

the respective issuer of the underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the applicable underlying stock.

Adjustments for Reorganization Events

If a reorganization event occurs with respect to an offering of the Notes, then the calculation agent will adjust the number of shares of the applicable underlying stock by adjusting the amount and type of property or properties—whether cash, securities, other property or a combination—that a prior holder of the number of applicable underlying stock represented by its investment in that offering of the Notes would have been entitled to by an amount of applicable underlying stock equal to the value of what a holder of the applicable underlying stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable underlying stock that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs with respect to the applicable underlying stock and the calculation agent adjusts the number of shares of the applicable underlying stock for your offering of the Notes to consist of the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new number of shares of the applicable underlying stock for that offering of the Notes. The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number shares of the applicable underlying stock, the required adjustment will be made with respect to that component, as if it alone were the number shares of applicable underlying stock.

For example, if the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the number of shares of the applicable underlying stock for each Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new number of shares of the applicable underlying stock for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “—Antidilution Adjustments,” as if the common shares were issued by the respective issuer of the underlying stock. In that event, the cash component will not be adjusted but will continue to be a

General Terms of the Notes

component of the number of shares of the applicable underlying stock for that particular offering (with no interest adjustment).

In this product supplement, references to the calculation agent adjusting the number of shares of the applicable underlying stock in respect of a dilution event mean that the calculation agent will adjust the number of share of the applicable underlying stock for that offering of the Notes in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to the applicable underlying stock mean any distribution property that is distributed in a reorganization event and comprises the adjusted number of applicable underlying stock for the particular offering of the Notes. Similarly, references to the respective issuer of the underlying stock mean any successor entity in a reorganization event affecting that issuer.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

General Terms of the Notes

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained; or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Delisting or Suspension of Trading of the Underlying Stock

If the applicable underlying stock is delisted or trading of the applicable underlying stock is suspended, and a major U.S. exchange or market lists or approves for trading a successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the applicable underlying stock (“successor securities”), then at maturity you may receive successor securities equal to the value of the applicable underlying stock, if any, you would have otherwise received, as determined by the calculation agent in its sole discretion.

If the successor securities that the calculation agent determines to be comparable to the applicable underlying stock are not listed or approved for trading on a major U.S. exchange or market, at maturity

General Terms of the Notes

you may receive a number of successor or substitute securities selected by the calculation agent in its sole discretion equal to the value of the applicable underlying stock, if any, that you would have otherwise received, as determined by the calculation agent in its sole discretion.

If the applicable underlying stock is delisted or trading of the applicable underlying stock is suspended, and the calculation agent determines in its sole discretion that no successor securities or other successor or substitute securities comparable to the applicable underlying stock exists, at maturity you will receive cash in an amount equal to the market value of the applicable underlying stock as per the final valuation date, if any, that you would have otherwise received, as determined by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the applicable underlying stock in the form of physical certificates ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to you Notes, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the prospectus, any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price of the applicable underlying stock (including, without limitation, whether the closing price of the applicable underlying stock has fallen below the trigger price on any trading day during the observation period), antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying stock and/or listed and/or over-the-counter options, futures or exchange-traded funds on the underlying stock prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of the applicable underlying stock,

•	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the applicable underlying stock,

•

acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. equity markets, or

•	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date or dates for your Notes. That step may involve sales or purchases of the underlying stock, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying stock or listed or over-the-counter options, futures, exchange-traded funds or other instruments on indices designed to track the performance of any components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-10 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as either (i) an investment unit consisting of a debt instrument issued by us to you (the “Debt Portion”) and a contingent forward contract relating to the underlying stock entered into with us (the “Contract”) or (ii) a single contingent debt instrument subject to the special rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your Notes, however, require you and us (in

Supplemental U.S. Tax Considerations

the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes as an investment unit consisting of the Debt Portion and Contract. In purchasing your Notes, you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

Treatment as an Investment Unit. If your Notes are properly treated as an investment unit consisting of a Debt Portion and Contract, it is likely that the Debt Portion of your Notes would be treated as having been issued for the principal amount of the Notes and that interest payments on the Notes would be treated in part as payments of interest and in part as payments for the Contract. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Contract would likely be deferred and would either be included in income by you upon the maturity, early redemption or sale of your Notes or would reduce the basis of any underlying stock you receive upon the maturity or early redemption of your Notes. Except as otherwise noted, the discussion below assumes that the annual payment for the Contract component will be so treated. The terms of your Notes require you and us to treat the Debt Portion as paying annual interest and the Contract as paying annual payments as set forth in the applicable pricing supplement.

A cash payment of the principal amount of your Notes upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Contract which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Contract and deferred as described in the preceding paragraph.

A payment in underlying stock upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the exercise by us of the Contract and your purchase of underlying stock for an amount equal to the principal amount of your Notes. Your United States federal income tax basis in the underlying stock you receive would equal the principal amount of your Notes less the amount of payments you received for the Contract and deferred as described in the second preceding paragraph. Your holding period in the underlying stock you receive would begin on the day after you beneficially receive such common stock. If you receive cash in lieu of a fractional share of underlying stock, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

Upon an early redemption or sale of your Notes for cash or underlying stock, you would be required to apportion the value of the amount you receive between the Debt Portion and Contract on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the

Supplemental U.S. Tax Considerations

Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss. The amount of cash or underlying stock that you receive that is apportioned to the Contract (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale or early redemption of your Notes is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Contract. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Contract and the amount of the deemed payment made by you to extinguish the Contract.

If you are a secondary purchaser of your Notes, you would be required to allocate your purchase price for your Notes between the Debt Portion and Contract based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Contract (i.e., your purchase price for the Contract would be zero) and as having received a payment for obligating yourself under the Contract (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. The portion of your purchase price that is allocated to the Contract would likely be offset for tax purposes against amounts you subsequently receive with respect to the Contract (including amounts received upon a sale of the Notes that are attributable to the Contract), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Contract or with respect to the sale of any underlying stock you receive upon the exercise of the Contract.

Example of Tax Treatment as an Investment Unit. The following example is for illustrative purposes only. Assume that you purchased a Note on the initial issuance with an underlying stock issued by a hypothetical XYZ Company at par for a principal amount of $1000 and will receive a 10% annual coupon. Assume further that the $100 annual coupon consists of an interest payment on the Debt Portion of 6%, or $60, and a payment with respect to the Contract of 4%, or $40. Under the treatment agreed to, you would include the interest portion of $60 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Contract ($40) would not be subject to tax.

For a 12-month Note that is not sold prior to maturity, the coupon payments would total $100, $60 of which would be taxed as ordinary interest income in the year it is received or accrued and $40 of which would not be subject to tax until maturity. If the closing price of the common stock of XYZ Company has not closed below the trigger price on any trading day during the observation period, you would receive your principal amount and recognize a short-term capital gain of $40 (that is, the amount of the payments previously received by you with respect to the Contract). If closing price of the common stock of XYZ Company has closed below the trigger price on any trading day during the observation period, you would receive one share of common stock of XYZ Company stock for each of your Notes. Your basis in the shares received would be $960, which is the principal amount less the payments previously made to you with respect to the Contract ($40).

Supplemental U.S. Tax Considerations

The above example can be summarized as follows:

Initial investment

Dollars invested in the Notes	$1000
Annual coupon	10%
Debt component of coupon	6%
Contract component of coupon	4%

	Every 6 Months	Total for 367 Days

Coupon Payment
Debt component of coupon (taxed as ordinary income in year received or accrued)	$30	$60
Contract component of coupon (tax impact deferred until maturity)	$20	$40

Total coupon	$50	$100
There are two potential outcomes at maturity
1) If the closing price of the common stock of XYZ Company has not closed below the trigger price on any trading day during the observation period, then the:
Investor receives repayment of principal		$1000
Investor recognizes short-term capital gains tax on the Contract component of coupon		$40
2) If the closing price of the common stock of XYZ Company has closed below the trigger price on any trading day during the observation period, then the:
Investor receives one share of XYZ common stock, the market value of which depends on the closing price of XYZ company.
The cost basis of the stock is:
Initial Investment		$1000
Less: Contract component of coupon		$–40

Net cost basis		$960

Alternative Characterizations. If your Notes are properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes.

If your Notes are treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your Notes in an amount equal to the difference, if any, between the cash or the fair market value of any underlying stock received at such time and your adjusted United States federal income tax basis in your Notes. In general, your adjusted United States federal income tax basis in your Notes would equal the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes (in accordance with the comparable yield and the

Supplemental U.S. Tax Considerations

projected payment schedule) and decreased by the amount of interest payments you received with respect to your Notes. Any gain recognized by you upon the sale, early redemption or maturity of your Notes would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and thereafter, capital loss. Your holding period in any underlying stock received upon the maturity of your Notes would begin on the day after your receipt of underlying stock.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Because there is no specific authority that addresses the tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that payments for the Contract component would not be deferred but would be taxable upon receipt.

Wash Sale Rules. If you purchase your Notes at original issue and you sell underlying stock prior or subsequent to such purchase, your purchase of a Notes will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon your sale of underlying stock. If you are a secondary purchaser of a Notes or if you have shorted underlying stock, you should consult your tax advisor regarding the possible application of the wash sale rules to your sale of underlying stock prior, or subsequent to, your purchase of a Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Supplemental U.S. Tax Considerations

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of the Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. Each Note will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with any Notes offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

We may deliver certain Notes against payment for the Notes on or about the fourth or fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, for any offerings in which we expect Notes initially to settle in four or five business days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable pricing supplement.

Structured Product Characterization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products, including the ROS, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

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Protection Solutions are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.

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Optimization Solutions are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

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Performance Solutions are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

•	Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Buffer protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.